Exhibit 23.3


                         Consent of Independent Auditors


We consent to the inclusion of our reports, both dated March 1, 2002, with respect to the consolidated financial statements of The FINOVA Group Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001 and the financial statements of Berkadia LLC as of and for the period from February 26, 2001 to December 31, 2001, included as Item 14(d) in this Form 10-K/A and with respect to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-84303), Form S-8 and S-3 (No. 33-6054), Form S-8 and S-3 (No. 33-26434), Form S-8 and Form S-3 (No. 33-30277), Form S-8 (No.
33-61682), Form S-8 (No. 33-61718) and Form S-8 (No. 333-51494).


                                                           /s/ Ernst & Young LLP

Phoenix, Arizona
March 21, 2002